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                                                                  Exhibit 23.01


                           Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-09373, No. 33-40989 and No. 33-78576) pertaining to the
1991 Sonic Corp. Stock Option Plan, the Registration Statement (Form S-8 No. 33-40988) pertaining to the 1991 Sonic Corp. Stock Purchase Plan, the Registration Statement (Form S-8 No. 33-40987) pertaining to the 1991 Sonic Corp. Directors' Stock Option Plan and the Registration Statement (Form S-3 No. 33-95716) for the registration of 1,420,000 shares of its common stock, and the related Prospectuses of our report dated October 17, 1997, with respect to the consolidated financial statements and schedule of Sonic Corp. included in the Annual Report (Form 10-K) for the year ended August 31, 1997.


                                       ERNST & YOUNG LLP


Oklahoma City, Oklahoma
November 24, 1997